Putnam Strategic Volatility Equity Fund, January 31, 2017, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1  (000's omitted)

Class A    225
Class B    4
Class C    15
Class M    3

72DD2  (000's omitted)

Class Y    100

73A1

Class A    0.527
Class B    0.484
Class C    0.467
Class M    0.478

73A2

Class Y    0.555

74U1   (000's omitted)

Class A    419
Class B	   9
Class C    31
Class M    8

74U2   (000's omitted)

Class Y	   168

74V1

Class A	   10.57
Class B	   10.36
Class C	   10.36
Class M    10.47

74V2

Class Y	   10.57

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.